Exhibit 10.1

February 14, 2023

Chad Rigetti

1037 21st Street

Santa Monica, CA 90403

Dear Chad:

As you know, your employment with Rigetti Computing, Inc. (the “Company”) terminated effective December 15, 2022, and we desire to resolve any and all issues relating to your employment and the conclusion of your employment with the Company amicably and on mutually satisfactory terms. Accordingly, this letter sets forth the terms of the separation agreement (the “Agreement”) the Company is offering you to reach an amicable separation.

1.    SEPARATION. Your last day of work with the Company and your employment termination date was December 15, 2022 (the “Separation Date”). You are hereby deemed to have resigned, effective as of the Separation Date, from all positions, titles, duties, authorities, and responsibilities at or with the Company and its affiliates, and you agree to execute all additional documents and take such further steps as the Company may require to effectuate such resignation.

2.    ACCRUED OBLIGATIONS. Immediately following the Separation Date, you received your accrued but unpaid salary through the Separation Date. You confirm that you have submitted your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses in accordance with the Company’s standard expense reimbursement policies. You shall also be entitled to vested benefits owed to you under any qualified retirement plan or health and welfare benefit plan in which you were a participant in accordance with applicable law and the provisions of such plan.

3.    SEVERANCE BENEFITS. If you timely sign and return this Agreement to the Company, allow it to become effective, and comply fully with your obligations hereunder, then in full satisfaction of any obligations for the Company to provide you with severance benefits under your Amended and Restated Employment Agreement, dated February 2, 2022 (the “Employment Agreement”), the Company will provide you with the following severance benefits (the “Severance Benefits”):

(a)    Severance Payment. The Company shall pay you as severance $446,000, which is an amount equal to twelve (12) months of your base salary in effect as of the Separation Date (“Severance Payment”). The Severance Payment will be paid in equal installments on the Company’s normal payroll schedule following the Separation Date, with the first payment beginning within sixty (60) days following the Separation Date (but no earlier than the Effective Date) (such date, the “Severance Pay Commencement Date”), and the remaining installments occurring on the Company’s regularly scheduled payroll dates thereafter; provided that on the Severance Pay Commencement Date, the Company will pay in a lump sum the aggregate amount

Chad Rigetti

February 14, 2023

of the cash severance payments that the Company would have paid you through such date had the payments commenced on the Company’s first regularly scheduled payroll date after the Separation Date.

(b)    COBRA Premium Payments. If you timely elect continued coverage under COBRA for you and your covered dependents under the Company’s group health plans following the Separation Date, then the Company shall pay the COBRA premiums necessary to continue you and your covered dependents’ health insurance coverage in effect for you (and your covered dependents) on the Separation Date until the earliest of: (i) twelve (12) months following the termination date; (ii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the Separation Date through the earlier of (i)-(iii), the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on your behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this section, the Company shall pay you on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding, for the remainder of the COBRA Payment Period. Nothing in this Agreement shall deprive you of your rights under COBRA or ERISA for benefits under plans and policies arising under your employment by the Company.

4.    EQUITY AWARDS. Under the terms of your equity award agreement and the applicable plan documents, vesting of any of your equity awards will cease as of the Separation Date. Your right to exercise any vested shares, and all other rights and obligations with respect to your equity awards, will be as set forth in your award agreement, grant notice and applicable plan documents.

5.    OTHER COMPENSATION OR BENEFITS. By executing this Agreement, you acknowledge and agree that the Company’s obligations to provide you with any severance benefits or any other payments are hereby extinguished (except for the benefits described in this Agreement). You further expressly acknowledge and agree that the Severance Benefits, and other benefits provided herein, are in full and complete satisfaction of the Company’s obligations, if any, to pay you severance benefits or any other payments pursuant your Employment Agreement, or any other agreements, plans or policies, and that this Agreement hereby supersedes and extinguishes any severance benefits you are or could be eligible to receive under your Employment Agreement, or any other employment agreement, plan, policy or other agreement applicable to you. You also acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation, severance, or benefits on or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan

Chad Rigetti

February 14, 2023

(e.g., 401(k) account). By way of example, you acknowledge that you have not earned and are not owed any bonus, vacation, incentive compensation, commissions, or equity (other than equity awards that have vested through the Separation Date).

6.    RELEASE OF CLAIMS.

(a)    General Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, advisors, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement.

(b)    Scope of Release. This general release includes, but is not limited to: (i) all claims arising from or in any way related to your employment with the Company or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act (“ADEA”), the California Labor Code (as amended), the California Family Rights Act, and the California Fair Employment and Housing Act (as amended).

(c)    ADEA Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (a) your waiver and release does not apply to any rights or claims arising after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have at least twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to the Company); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”).

Chad Rigetti

February 14, 2023

(d)    Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.

(e)    Exceptions. Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance; (ii) any claims that cannot be waived by law; or (iii) any claims for breach of this Agreement. You further understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Department of Fair Employment and Housing, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

7.    RETURN OF COMPANY PROPERTY. You agree that, on or before the Separation Date (or earlier if requested by the Company), you returned to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or

Chad Rigetti

February 14, 2023

embodiments thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information by the close of business on the Separation Date or as soon as possible thereafter. Your timely compliance with this paragraph is a condition to your receipt of the severance benefits provided under this Agreement.

8.    CONFIDENTIAL INFORMATION OBLIGATIONS. You acknowledge and reaffirm your continuing obligations under your Confidential Information and Invention Assignment Agreement (“CIIAA”), which obligations shall be governed by the terms set forth in the CIIA.

9.    [RESERVED]

10.    NO VOLUNTARY ADVERSE ACTION. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under Section 6(e) of this Agreement) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Released Parties in connection with a claim that, if brought by you individually, would have been released under the terms of this Agreement.

11.    COOPERATION. You agree to provide reasonable cooperation to the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages, salary, or other compensation) and will make reasonable efforts to accommodate your scheduling needs and for more than de minimis service, you and the Company will agree on a mutually agreeable per diem rate. In addition, in the event you are receiving Severance Benefits, for twelve (12) months after the Separation Date, you agree to reasonably cooperate with the Company in all matters relating to the transition of your work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company. Such transition assistance described in the previous sentence shall not be subject to additional compensation, and the Company will make reasonable efforts to accommodate your scheduling needs. Further, in accordance with the CIIAA, you agree to assist the Company, or its designee, to secure the Company’s rights in Inventions (as defined in the CIIAA), and to provide assistance in connection with maintaining, protecting and enforcing the Company’s intellectual property rights.

12.    NO ADMISSIONS. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

Chad Rigetti

February 14, 2023

13.    REPRESENTATIONS. You hereby represent that you have: been paid all compensation owed and for all hours worked; received all leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise; and not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

14.    [RESERVED]

15.    DISPUTE RESOLUTION. You and the Company recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of your employment with the Company or out of this Agreement, or your termination of employment, may not be in the best interests of either you or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. Except where prohibited by law, you and the Company agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or your employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Executive Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment, shall be settled by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The location for the arbitration shall be in Alameda County, California. Any award made by such panel shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the Company; provided however, that at your option, you may voluntarily pay up to one-half the costs and fees. You and the Company acknowledge and agree that our obligations to arbitrate under this section survive the termination of this Agreement and continue after the termination of the employment relationship between you and the Company. You and the Company each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By election arbitration as the means for final settlement of all claims, you and the Company hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. You and the Company specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

Chad Rigetti

February 14, 2023

16.    MISCELLANEOUS. This Agreement, including its attachments and exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. You further acknowledge and agree that you have been advised, as required by California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five business days in which to do so. This Agreement may be executed in counterparts and electronic or facsimile signatures will suffice as original signatures.

(Signatures on following page)

If this Agreement is acceptable to you, please sign below and return the original to me.

Sincerely,

By:	/s/ Subodh Kulkarni
Subodh Kulkarni
Chief Executive Officer

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Chad Rigetti
Chad Rigetti

February 14, 2023
Date